NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports First Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for May 4, 2012 at 10:00 a.m. Eastern

DALLAS, TEXAS, May 3, 2012 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2012. Net loss for the first quarter of 2012 was $29.4 million, or $0.52 per share, compared to net income of $13.1 million, or $0.24 per share, for the same period last year. Excluding special items, Alon recorded net income of $8.4 million, or $0.15 per share, for the first quarter of 2012, compared to net income of $18.7 million, or $0.34 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “Our first quarter results reflect improvement in refining margins over those seen in the fourth quarter of last year, driven in good part by widening crude oil differentials. These improved margins were partially offset during the quarter by lower by-product pricing, and by weakness in mid-continent gasoline and diesel pricing relative to the Gulf Coast. While our reported results for the quarter were negatively impacted by $59.6 million of commodity swap hedge positions, of which $45.3 million is unrealized, this also reflects an improvement in the market conditions for the remainder of the year.
“At our Big Spring refinery, we continued to build on the momentum developed during the second half of 2011. The operations were excellent as total throughput rates averaged approximately 70,000 barrels per day with good yields and control of operating costs.
“At our Krotz Springs refinery, we had mixed results for the quarter. We worked through unplanned outages in the FCC Unit and the FCC Gasoline Treater. These outages impacted throughput, yields, and operating costs for the quarter. However, both of these process units were repaired successfully, and the facility is currently operating well. In the first quarter of 2012 we averaged approximately 10,000 barrels per day of WTI priced crude oil at the refinery, and expect to average between 20,000 and 25,000 barrels per day for the remainder of the year. In addition, we continue to see the benefits of the projects we completed in the fourth quarter of 2011 as FCC Unit capacity and yields are both significantly improved.
“In California, we restarted operations at the Paramount refinery in April 2012 and expect to restart the Bakersfield hydrocracker in May. During the shutdown period, we made minor revisions to the hydrocracker and reconfigured operations to better take advantage of the capabilities of our equipment. The reconfigured operations include running lighter crude oils at the refinery. We expect light crude oils to become an increasingly important feedstock for the refinery, delivered both by rail and by increasing production from the local Monterey field.
“The asphalt marketing segment is historically weak during the first quarter as sales are seasonally impacted by weather, and this was the case in the first quarter of 2012. However, we see indications that demand is beginning to recover, and pricing for asphalt relative to our crude costs is starting to improve.
“In our marketing segment, total branded fuel sales and retail fuel sales increased by approximately 9% and 13%,

respectively, versus the first quarter of 2011. Additionally, our merchandise sales increased approximately 8% versus the same period last year. During the first quarter of 2012, wholesale fuel margins were negatively impacted as mid-continent light product prices were significantly discounted versus light product prices on the Gulf Coast.
“We are continuing our rebranding effort to convert all of our wholesale and retail locations to the new Alon brand. We are pleased with both our progress and the reception that we've received for the brand, and expect to have all of our branded locations converted by the third quarter of 2012.
“As we look to the second quarter, we are encouraged by the excellent margins at our Big Spring refinery. We completed the regeneration of our reformer catalyst at Big Spring during the second quarter, and this should have a relatively minor impact on throughput. Krotz Springs refinery throughput is expected to increase in the second quarter, and we will get the benefit there of increasing volume of WTI priced crude oil. Finally, we expect to see improvement in our California refining and asphalt marketing business as we restart and optimize the operation.
“For the second quarter of 2012, we expect the average throughput at our refineries to be over 65,000 barrels per day at Big Spring, over 67,000 barrels per day at Krotz Springs and over 32,000 barrels per day at our California refineries.”
Special items reducing earnings of $37.8 million for the first quarter of 2012 included primarily after-tax losses of $27.2 million associated with unrealized losses on commodity swaps, $4.9 million associated with heating oil call option crack spread contracts and $5.8 million associated with the write-off of original issuance discount. Special items reducing earnings of $5.7 million for the first quarter of 2011 included primarily an after-tax loss of $19.2 million associated with heating oil call option crack spread contracts and an after-tax gain of $13.5 million associated with a reduction in system inventories.
Refinery operating margin at the Big Spring refinery was $17.05 per barrel for the first quarter of 2012 compared to $19.50 per barrel for the same period in 2011. This decrease in operating margin is mainly due to a $1.41 per barrel impact on realized hedging losses and an $0.85 per barrel impact from lower by-product pricing. Additionally, mid-continent product pricing impacted margins. Refinery operating margin at the Krotz Springs refinery was $4.90 per barrel for the first quarter of 2012 compared to $5.06 per barrel for the same period in 2011. The operating margin for the first quarter of 2012 was impacted by $0.92 per barrel from realized hedging losses and $1.10 per barrel from lower by-product pricing. Additionally, light product yields were lower in the first quarter of 2012 compared to the same period in 2011 as a result of unplanned outages in the FCC Unit and the FCC Gasoline Treater.
The refineries’ combined throughput for the first quarter of 2012 averaged 135,190 barrels per day ("bpd"), consisting of 69,512 bpd at the Big Spring refinery and 65,678 bpd at the Krotz Springs refinery compared to 135,638 bpd in the first quarter of 2011, consisting of 62,181 bpd at the Big Spring refinery and 73,457 bpd at the Krotz Springs refinery. The California refineries were not in operation for the first quarter of 2012 or 2011.
The average Gulf Coast 3/2/1 crack spread for the first quarter of 2012 was $24.78 per barrel compared to $18.09 per barrel for the same period in 2011. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first quarter of 2012 was $12.46 per barrel compared to $9.03 per barrel for the first quarter of 2011.
The average WTI to WTS spread for the first quarter of 2012 was $3.62 per barrel compared to $4.10 per barrel for the first quarter of 2011. The average LLS to WTI spread for the first quarter of 2012 was $12.61 per barrel compared to $9.35 per barrel for the same period in 2011.
Asphalt margins in the first quarter of 2012 increased to $55.18 per ton compared to $18.18 per ton in the first quarter of 2011. On a cash basis, asphalt margins in the first quarter of 2012 were $3.01 per ton compared to $15.41 per ton in the first quarter of 2011. This decrease was due primarily to higher crude oil costs. The average blended asphalt sales price increased 13.0% from $506.55 per ton in the first quarter of 2011 to $572.54 per ton in the first quarter of 2012 and the average non-blended asphalt sales price increased 12.9% from $302.57 per ton in the first quarter of 2011 to $341.49 per ton in the first quarter of 2012. The average price for Buena Vista crude increased 16.8%, from $99.31 per barrel in the first quarter of 2011 to $116.00 per barrel in the first quarter of 2012.
Retail fuel sales volume increased by 12.8% from 36.7 million gallons in the first quarter of 2011 to 41.3 million gallons in the first quarter of 2012. Our branded fuel sales volume increased by 9.3% from 85.6 million gallons in the first quarter of 2011 to 93.5 million gallons in the first quarter of 2012.
Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 15, 2012 to stockholders of record at the close of business on June 1, 2012.
CONFERENCE CALL
The Company has scheduled a conference call for Friday, May 4, 2012, at 10:00 a.m. Eastern, to discuss the first quarter 2012 results. To access the call, please dial 877-941-8609, or 480-629-9690, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 18, 2012, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4531939#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the Alon and FINA brands at these locations and at approximately 550 distributor-serviced locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2011, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,792,133	$1,651,104
Operating costs and expenses:
Cost of sales	1,618,674	1,461,123
Unrealized losses on commodity swaps	45,312	—
Direct operating expenses	72,209	56,923
Selling, general and administrative expenses (2)	35,140	34,330
Depreciation and amortization (3)	30,711	25,447
Total operating costs and expenses	1,802,046	1,577,823
Gain on disposition of assets	131	12
Operating income (loss)	(9,782)	73,293
Interest expense (4)	(31,040)	(20,440)
Equity earnings (loss) of investees	61	(245)
Other loss, net (5)	(8,100)	(31,913)
Income (loss) before income tax expense (benefit)	(48,861)	20,695
Income tax expense (benefit)	(17,751)	7,470
Net income (loss)	(31,110)	13,225
Net income (loss) attributable to non-controlling interest	(1,743)	160
Net income (loss) available to common stockholders	$(29,367)	$13,065
Earnings (loss) per share, basic	$(0.52)	$0.24
Weighted average shares outstanding, basic (in thousands)	56,028	54,549
Earnings (loss) per share, diluted	$(0.52)	$0.22
Weighted average shares outstanding, diluted (in thousands)	56,028	60,484
Cash dividends per share	$0.04	$0.04
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$30,873	$24,381
Investing activities	(16,651)	(25,022)
Financing activities	(120,999)	48,399
OTHER DATA:
Adjusted net income available to common stockholders (6)	$8,449	$18,746
Adjusted earnings per share (6)	0.15	0.34
Adjusted EBITDA (7)	66,224	98,489
Capital expenditures (8)	14,557	25,163
Capital expenditures for turnaround and chemical catalyst	2,105	185

	March 31, 2012	December 31, 2011
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$50,289	$157,066
Working capital	41,881	99,452
Total assets	2,236,340	2,330,382
Total debt	914,379	1,050,196
Total equity	365,438	395,784

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,642,371	$1,499,024
Operating costs and expenses:
Cost of sales	1,503,393	1,345,021
Unrealized losses on commodity swaps	45,312	—
Direct operating expenses	63,219	46,949
Selling, general and administrative expenses	6,856	7,728
Depreciation and amortization	25,702	20,037
Total operating costs and expenses	1,644,482	1,419,735
Operating income (loss)	$(2,111)	$79,289
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	17.05	19.50
Refinery operating margin – CA Refineries (10)	N/A	N/A
Refinery operating margin – Krotz Springs (10)	4.90	5.06
Refinery direct operating expense – Big Spring (11)	3.59	4.13
Refinery direct operating expense – CA Refineries (11)	N/A	N/A
Refinery direct operating expense – Krotz Springs (11)	3.99	2.85
Capital expenditures	7,531	23,093
Capital expenditures for turnaround and chemical catalyst	2,105	185
PRICING STATISTICS:
WTI crude oil (per barrel)	$103.00	$94.13
WTS crude oil (per barrel)	99.38	90.03
Buena Vista crude oil (per barrel)	116.00	99.31
LLS crude oil (per barrel)	112.51	98.37
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$24.78	$18.09
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	12.64	12.15
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	12.46	9.03
Crude oil differentials (per barrel):
WTI less WTS (13)	$3.62	$4.10
LLS less WTI (13)	12.61	9.35
WTI less Buena Vista (13)	(13.00)	(5.18)
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.98	$2.60
Gulf Coast ultra-low sulfur diesel	3.16	2.83
Gulf Coast high sulfur diesel	3.12	2.76
West Coast LA CARBOB (unleaded gasoline)	3.20	2.79
West Coast LA ultra-low sulfur diesel	3.24	2.91
Natural gas (per MMBTU)	2.50	4.20

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2012		2011
	bpd	%	bpd	%
Refinery throughput:
Sour crude	55,546	79.9	52,124	83.8
Sweet crude	12,206	17.6	8,499	13.7
Blendstocks	1,760	2.5	1,558	2.5
Total refinery throughput (14)	69,512	100.0	62,181	100.0
Refinery production:
Gasoline	35,140	50.7	30,373	49.3
Diesel/jet	22,236	32.1	19,988	32.4
Asphalt	4,535	6.6	4,340	7.0
Petrochemicals	4,136	6.0	3,824	6.2
Other	3,187	4.6	3,165	5.1
Total refinery production (15)	69,234	100.0	61,690	100.0
Refinery utilization (16)		96.8%		86.6%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2012		2011
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	53,658	81.7	52,930	72.0
Heavy sweet crude	11,004	16.8	19,224	26.2
Blendstocks	1,016	1.5	1,303	1.8
Total refinery throughput (14)	65,678	100.0	73,457	100.0
Refinery production:
Gasoline	27,533	41.6	31,175	42.4
Diesel/jet	28,713	43.4	34,542	46.9
Heavy Oils	5,045	7.6	1,659	2.3
Other	4,927	7.4	6,146	8.4
Total refinery production (15)	66,218	100.0	73,522	100.0
Refinery utilization (16)		77.8%		86.8%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$92,549	$86,243
Operating costs and expenses:
Cost of sales (17)	82,672	82,752
Direct operating expenses	8,990	9,974
Selling, general and administrative expenses	926	1,415
Depreciation and amortization	1,382	1,730
Total operating costs and expenses	93,970	95,871
Operating loss	$(1,421)	$(9,628)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	136	138
Non-blended asphalt sales volume (tons in thousands) (19)	43	54
Blended asphalt sales price per ton (18)	$572.54	$506.55
Non-blended asphalt sales price per ton (19)	341.49	302.57
Asphalt margin per ton (20)	55.18	18.18
Capital expenditures	$1,491	$660

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$368,467	$316,184
Operating costs and expenses:
Cost of sales (17)	343,863	283,697
Selling, general and administrative expenses	27,168	24,999
Depreciation and amortization	3,074	3,277
Total operating costs and expenses	374,105	311,973
Gain on disposition of assets	131	12
Operating income (loss)	$(5,507)	$4,223
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	93,490	85,570
Branded fuel margin (cents per gallon) (21)	(5.3)	3.7
Number of stores (end of period) (22)	300	304
Retail fuel sales (thousands of gallons)	41,329	36,655
Retail fuel sales (thousands of gallons per site per month) (22)	48	42
Retail fuel margin (cents per gallon) (23)	10.8	14.6
Retail fuel sales price (dollars per gallon) (24)	$3.46	$3.19
Merchandise sales	$73,482	$68,001
Merchandise sales (per site per month) (22)	$81	$75
Merchandise margin (25)	32.1%	33.1%
Capital expenditures	$5,409	$1,345
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $16,124 and $14,218 for the three months ended March 31, 2012 and 2011, respectively. Net sales also includes net royalty and related net credit card fees of $1,474 and $1,419 for the three months ended March 31, 2012 and 2011, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $190 and $188 for the three months ended March 31, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $553 and $403 for the three months ended March 31, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the three months ended March 31, 2012, includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan.

(5)	Other loss, net for both the three months ended March 31, 2012 and 2011, is substantially the loss on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to common stockholders utilized in determining adjusted earnings per share, excluding the after-tax loss on write-off of unamortized original issuance discount, after-tax loss on heating oil call option crack spread contracts, after-tax unrealized losses on commodity swaps, after-tax gain from reduction in system inventories and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income available to common stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands)
Net income (loss) available to common stockholders	$(29,367)	$13,065
Plus: Write-off of original issuance discount, net of tax	5,781	—
Plus: Loss on heating oil call option crack spread contracts, net of tax	4,897	19,196
Plus: Unrealized losses on commodity swaps, net of tax	27,217	—
Less: Gain from reduction in system inventories, net of tax	—	(13,508)
Less: Gain on disposition of assets, net of tax	(79)	(7)
Adjusted net income available to common stockholders	$8,449	$18,746
Adjusted earnings per share	$0.15	$0.34

(7)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets, unrealized losses on commodity swaps and loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain on disposition of assets, unrealized losses on commodity swaps, loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three months ended March 31, 2012 and 2011:

	For the Three Months Ended
	March 31,
	2012	2011
	(dollars in thousands)
Net income (loss) available to common stockholders	$(29,367)	$13,065
Net income (loss) attributable to non-controlling interest	(1,743)	160
Income tax expense (benefit)	(17,751)	7,470
Interest expense	31,040	20,440
Depreciation and amortization	30,711	25,447
Gain on disposition of assets	(131)	(12)
Unrealized losses on commodity swaps	45,312	—
Loss on heating oil call option crack spread contracts	8,153	31,919
Adjusted EBITDA	$66,224	$98,489

(8)	Includes corporate capital expenditures of $126 and $65 for the three months ended March 31, 2012 and 2011, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2012, excludes unrealized losses on commodity swaps of $45,312, as shown separately in the statements of operations. The refinery operating margin for the three months ended March 31, 2011, excludes a benefit from inventory reductions of $22,460.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery's per barrel operating margin to the Gulf Coast 3/2/1 crack spread. A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light, sweet crude oil.

We compare our California refineries' per barrel operating margin to the West Coast 3/1/1/1 crack spread. A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, and LA 380 pipeline

CST (fuel oil) and the market value of Buena Vista crude oil.
We compare our Krotz Springs refinery's per barrel operating margin to the Gulf Coast 2/1/1 crack spread. A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of Light Louisiana Sweet, LLS, crude oil.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The California refineries were not in operation for the first quarter of 2012 or 2011.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)	At March 31, 2012 we had 300 retail convenience stores of which 287 sold fuel. At March 31, 2011 we had 304 retail convenience stores of which 292 sold fuel.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.